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                                                                    EXHIBIT 21.1

                         List of Company Subsidiaries
                         ----------------------------

The Company has the following significant subsidiaries:

1. Wipro Computers Limited, formerly known as Wipro Acer Limited. This subsidiary was merged with and into Wipro Limited, effective as of February 2000.

     State of incorporation: Karnataka, India.


2.   Wipro Net Limited, formerly known as Wipro Securities Limited.

     State of incorporation: Karnataka, India.

3.   Wipro ePeripherals Private Limited

     State of incorporation: Karnataka, India.